Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Contact:

Liz DeCastro

Iridium Communications Inc.

+ 1 (301) 571-6257

liz.decastro@iridium.com

IRIDIUM REPORTS FOURTH QUARTER

AND FULL YEAR 2009 RESULTS

Strong Growth in Subscribers and

Commercial Service Revenues in 2009;

Detailed 2010 Guidance

BETHESDA, Md. – March 16, 2010 – Iridium Communications Inc. (NASDAQ: IRDM) today reported financial results for the period ended December 31, 2009. To facilitate the presentation of the fourth quarter and full year 2009, the following reflects the results of Iridium Communications Inc. for the fourth quarter of 2009 combined with those of Iridium Holdings LLC for the remainder (the first three quarters of 2009) compared to the results of Iridium Holdings LLC for 2008. The full year GAAP results of Iridium Communications Inc. are attached as well. For a more complete discussion of this presentation, please see the attached combined results along with the appropriate explanatory footnotes in the attachments to this press release.

Iridium Operating Highlights – 4Q and Full Year 2009

The following financial results demonstrate Iridium’s operating strength despite the global economic downturn:

•

Net loss for the fourth quarter was $4.7 million compared with net income of $1.5 million for the fourth quarter of 2008, in part reflecting $17.0 million of expenses related to purchase price accounting adjustments, net of tax, relating to the GHL Acquisition Corp. transaction.

•

Operational EBITDA increased 17.3% to $30.2 million in the fourth quarter from $25.8 million in the fourth quarter of 2008, driven primarily by growth in service revenue. For the full year 2009, Operational EBITDA was $133.9 million, an increase of 20.5% over full year 2008, exceeding previous guidance of $126-130 million.

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•	Subscribers were up 15.3% to approximately 369,000 at the close of the fourth quarter from approximately 320,000 at end of the fourth quarter of 2008.

•

Total revenue was down by 1.0% for the fourth quarter to $76.0 million compared to $76.8 million during the fourth quarter of 2008. For the full year 2009, total revenue decreased by 0.6% to $318.9 million.

•

Commercial voice, Iridium OpenPort® voice and data, and machine-to-machine (M2M) data service revenue increased 11.1% to $39.4 million in the fourth quarter compared to $35.5 million during the fourth quarter of 2008. For the full year 2009, commercial service voice and M2M data revenue increased 20.5% to $159.6 million.

•

Government voice and M2M data service revenue increased 3.8% to $13.6 million in the fourth quarter compared to $13.1 million in the fourth quarter of 2008. Full year government voice and M2M data service revenue increased 2.4% to $53.7 million.

•

Subscriber equipment revenue for the fourth quarter declined 21.8% to $17.3 million compared to $22.1 million in the fourth quarter of 2008. For the full year, subscriber equipment revenue declined 30.4% to $83.5 million.

“We’re very pleased by these results, particularly in the face of the global economic slowdown,” said Matt Desch, CEO of Iridium. “Our full year Operational EBITDA—a key metric by which we measure our business performance—was stronger than expected. Growth in our customer base, which generates high margin and recurring service revenues, more than offset a sharp decline in lower-margin equipment sales that were heavily impacted by the global recession. With only two weeks to go in the first quarter, I am encouraged that the trends in our business continue to be positive. We anticipate that we will add more subscribers in this quarter than we have in each of the prior two quarters. The recent earthquakes in Haiti and Chile, where Iridium provided a critical communication lifeline for citizens and more than 65 emergency response organizations, have also contributed to that growth. For example, the Haiti earthquake demonstrated our ability to handle large traffic surges in a very condensed area. At its peak, we saw as much traffic in Haiti as we typically see in the entirety of our highest traffic-generating national region.”

Desch added, “Finally, we are pleased to report that we also continue to make progress toward developing and launching our next-generation satellite constellation, Iridium NEXT. We

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continue to work toward final proposals from our two prime contractor candidates, and we are now actively engaged in seeking attractive financing from export credit agencies with a plan to finalize our prime contractor selection and related financing this summer.”

2010 Outlook

Desch continued, “With encouraging signs that the business climate is improving somewhat for 2010, we anticipate strengthening equipment sales and stronger subscriber growth. Earlier this year, we provided an outlook for Operational EBITDA in the range of $145-155 million. We expect the key drivers for 2010 growth to be M2M subscriber equipment sales and service revenues, driven in part by the commercial availability in June of our new, smaller, lower-priced data transceiver, the Iridium 9602™. We anticipate that another driver will be continued expansion in our customer base of Iridium OpenPort maritime terminals and related service revenues. We also expect continued strength in government voice and M2M data services, including increased usage of the Distributed Tactical Communications System (DTCS), also known as ‘Netted Iridium.’”

Based on this outlook, the company is issuing the following more-detailed guidance ranges for the full year 2010:

•	An increase in commercial voice, Iridium OpenPort voice and data, and M2M data service revenue of 10-12%.

•	Growth in government voice and M2M data service revenue of 3-5%.

•	A modest rebound in equipment revenue, with a single-digit growth rate.

•	Continued strong subscriber growth with net subscriber additions of 10-15% by year-end.

Corporate Highlights

In addition to continuing its strong financial performance during 2009, Iridium is also pleased to note the following key milestones for the year:

•

Completion of the GHL Acquisition Corp. transaction, which infused Iridium with capital and enabled the payoff of the company’s credit facilities, a major milestone in helping move Iridium NEXT forward.

•	As a critical step in its regional expansion, Iridium entered the Mexican market through its subsidiary Iridium Comunicaciones de Mexico SAPI de CV.

•

The company experienced significant ramp-up following the introduction of both its Iridium OpenPort maritime terminal and Iridium 9555™ satellite phone. The company sold more than 47,000 satellite phones in 2009. As of the end of February 2010, Iridium had activated more than 1,500 Iridium OpenPort units for a variety of maritime fleet customers.

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•

Iridium announced that the U.S. Naval Surface Warfare Center, Dahlgren awarded the company a contract to support development and delivery of the DTCS. DTCS is a push-to-talk communications capability that enables over-the-horizon, on-the-move, beyond line-of-sight netted voice and data communications over the Iridium network.

•

Iridium announced, in conjunction with The Boeing Company, achievement of two major milestones to further develop and demonstrate capability enhancement to the High Integrity Global Positioning System program, also known as “iGPS,” for the U.S. Naval Research Laboratory. iGPS is anticipated to play an important role in providing greater GPS accuracy and reduced jamming of GPS applications.

•

Addressing the emerging location-based services market, 10 Iridium partners have already launched two-way, personal tracking and messaging devices. Iridium expects several other partners to launch devices in 2010. To foster adoption of portable, two-way satellite-based location, tracking and messaging technologies, and to promote two-way communications as an industry standard, Iridium launched the ProTECTS Alliance for the Promotion of Two-Way Emergency Communication and Tracking Systems. ProTECTS is open to the emergency response community and all mobile satellite services (MSS) companies. It now has 40 members.

In Iridium’s pursuit to remain a leader in the rapidly growing M2M market, Iridium unveiled the Iridium 9602 in January 2010. The Iridium 9602 combines an extremely small package, lower power consumption, greater design flexibility and a substantially lower price than its predecessor. More than 90 Iridium service partners are planning to embed the Iridium 9602 into their products for personal two-way navigation, safety and mapping, remote asset tracking and monitoring, employee safety, telemetry, enterprise logistics and supply-chain visibility. The product is the culmination of a two-year R&D program that sets the bar for global, real-time, two-way data service performance.

Full Year 2009 Calculation

For comparison purposes, we have presented the operating results of Iridium Holdings LLC and Iridium Communications Inc. on a combined basis for the year ended December 31, 2009 along with the Iridium Holdings LLC operating results for 2008. The combined 2009 presentation is a simple mathematical addition of the pre-acquisition results of operations of

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Iridium Holdings LLC for the period from January 1, 2009 to September 29, 2009 and the post-acquisition results of operations of Iridium Communications Inc. for the three months ended December 31, 2009. Please note that this presentation is different from the “combined” presentation that we include in the ‘Management’s Discussion and Analysis’ section of our Form 10-K, which combines the pre-acquisition results of operations of Iridium Holdings LLC for the period from January 1, 2009 to September 29, 2009, with the full year 2009 results of operations of Iridium Communications Inc., both pre- and post-acquisition. Iridium Communications Inc. had no material operating activities from the date of formation of GHL Acquisition Corp. until the acquisition. There are no other adjustments made in the combined presentation. This presentation is intended to facilitate the evaluation and understanding of the financial performance of the Iridium business on a year-to-year basis. Management believes this presentation is useful in providing the users of our financial information with an understanding of our results of operations because there were no material changes to the operations or customer relationships of Iridium as a result of the acquisition of Iridium Holdings LLC by GHL Acquisition Corp.

Non-GAAP Financial Measures

In addition to disclosing financial results that are determined in accordance with U.S. GAAP, we disclose Operational EBITDA, which is a non-GAAP financial measure, as a supplemental measure to help investors evaluate our fundamental operational performance. Operational EBITDA represents earnings before interest, income taxes, depreciation and amortization, Iridium NEXT revenue and expenses (for periods prior to the deployment of Iridium NEXT only), stock-based compensation expenses, transaction expenses associated with the acquisition, impact of purchase accounting adjustments, and change in the fair value of warrants. Operational EBITDA does not represent and should not be considered an alternative to GAAP measurements, such as net income and our calculations thereof may not be comparable to similarly entitled measures reported by other companies. A reconciliation of Operational EBITDA to net (loss) income, its comparable GAAP financial measure, is in the attached table. By eliminating interest, income taxes, depreciation and amortization, Iridium NEXT revenue and expenses (for periods prior to the deployment of Iridium NEXT only), stock-based compensation expenses, transaction expenses associated with the acquisition, purchase accounting adjustments and the change in fair value of the warrants, we believe the result is a useful measure across time in evaluating our fundamental core operating performance. Management also uses Operational EBITDA to manage our business, including in preparing its annual operating budget, financial

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projections and compensation plans. We believe that Operational EBITDA is also useful to investors because similar measures are frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. As indicated, Operational EBITDA does not include interest expense on borrowed money or the payment of income taxes or depreciation expense on our capital assets, which are necessary elements of our operations. It also excludes expenses in connection with the development, deployment and financing of Iridium NEXT. Because Operational EBITDA does not account for these and other expenses, its utility as a measure of our operating performance has material limitations. Because of these limitations, our management does not view Operational EBITDA in isolation and also uses other measurements, such as net income, revenues and operating profit, to measure operating performance.

Conference Call Information

Iridium will host a conference call on Tuesday, March 16, 2010 at 8:30 a.m. Eastern Daylight Time (EDT) to discuss the company’s fourth quarter and full year 2009 results. To participate in the teleconference, callers can dial the toll-free number 1-888-427-9414 (U.S. callers only) or 1-719-325-2213 (from outside the U.S.). For those unable to participate in the live call, a replay of the call will be available toll free for seven days at 1-888-203-1112 (U.S. callers only) or at 1-719-457-0820 (callers outside the U.S.). The passcode for the replay is 1896343. To help ensure the conference begins in a timely manner, please dial in five minutes prior to the scheduled start time.

Forward-Looking Statements

Statements in this press release that are not purely historical facts may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding expected equipment sales and subscriber growth, growth in the sale of Iridium OpenPort terminals and services, expected Operational EBITDA for 2010, revenue growth, Iridium NEXT, expected growth in demand for M2M services and the availability of the Iridium 9602. Other forward-looking statements can be identified by the words “anticipates,” “may,” “can,” “believes,” “expects,” “projects,” “intends,” “likely,” “will,” “to be” and other expressions that are predictions of or indicate future events, trends or prospects. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Iridium to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not

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limited to, uncertainties regarding levels of demand for MSS, expected Operational EBITDA growth, growth in subscribers and revenue, the development and availability of financing for Iridium NEXT, and our ability to maintain the health, capacity and content of our satellite constellation, as well as general industry and economic conditions, and competitive, legal, governmental and technological factors. Other factors that could cause actual results to differ materially from those indicated by the forward-looking statements include those factors listed under the caption “Risk Factors” in the company’s Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission on March 16, 2010. There is no assurance that Iridium’s expectations will be realized. If one or more of these risks or uncertainties materialize, or if Iridium’s underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected.

Iridium’s forward-looking statements speak only as of the date of this press release and Iridium undertakes no obligation to update forward-looking statements.

About Iridium Communications Inc.

Iridium Communications Inc. (www.iridium.com) is the only mobile satellite service (MSS) company offering coverage over the entire globe. The Iridium constellation of low-earth orbiting (LEO) cross-linked satellites provides critical voice and data services for areas not served by terrestrial communication networks. Iridium serves commercial markets through a worldwide network of distributors, and provides services to the U.S. Department of Defense and other U.S. and international government agencies. The company’s customers represent a broad spectrum of industry, including maritime, aeronautical, government/defense, public safety, utilities, oil/gas, mining, forestry, heavy equipment and transportation. Iridium has launched a major development program for its next-generation satellite constellation, Iridium NEXT. The company is headquartered in Bethesda, MD., U.S.A. and trades on the NASDAQ Global Market under the ticker symbols IRDM (common stock), IRDMW ($7.00 warrants), IRDMZ ($11.50 warrants) and IRDMU (units).

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Iridium Communications Inc. and Iridium Holdings LLC

Consolidated Statements of Operations

(In thousands)

	Iridium Holdings LLC	Iridium Communications Inc.	Impact of Purchase Accounting Adjustments on 2009 results(1)
	For the Three Months Ended December 31,
	2008	2009
Revenue:
Services:
Government	$18,933	$19,159	$—
Commercial	35,706	39,537	(1,675)
Subscriber equipment	22,114	17,293	—

Total revenue	76,753	75,989	(1,675)

Operating expenses:
Cost of subscriber equipment sales	12,309	18,657	8,899
Cost of services (exclusive of depreciation and amortization)	20,027	18,965	(1,020)
Research and development	11,679	5,974	—
Depreciation and amortization	3,576	21,513	17,758
Selling, general and administrative	14,514	16,307	—
Transaction costs	5,583	—	—

Total operating expenses	67,688	81,416	25,637

Operating profit (loss)	9,065	(5,427)	(27,312)

Other (expense) income:
Interest expense, net of capitalized interest	(6,770)	(351)	(78)
Interest income and other income (expense), net	(751)	324	—

Total other (expense) income	(7,521)	(27)	(78)

Earnings (loss) before provision (benefit) for taxes	1,544	(5,454)	(27,390)
Income tax (benefit) provision	—	(705)	(10,437)

Net income (loss)	$1,544	$(4,749)	$(16,953)

Operational EBITDA	$25,755	$30,211	$—

(1)	As a result of the impact of the purchase accounting adjustments in connection with the GHQ transaction, the carrying value of inventory, property and equipment, intangible assets and accruals, increased by approximately $19.8 million, $332.5 million, $91.9 million and $9.6 million, respectively, compared to Iridium Holdings LLC’s balance sheet as of September 29, 2009. Similarly, deferred revenue decreased by $7.4 million. As a result of the purchase accounting adjustments our cost of subscriber equipment sales increased as compared to those costs and expenses of Iridium Holdings LLC in prior periods and the decrease in the carrying value of deferred revenue also resulted in a decrease in revenue. In addition, the increase in accruals resulted in a reduction in cost of services (exclusive of depreciation and amortization). The increase in property and equipment and intangible assets resulted in an increase to depreciation and amortization expense. These impacts of the purchase accounting adjustments will continue during 2010 and future periods.

Iridium Communications Inc. and Iridium Holdings LLC

Consolidated Statements of Operations

(In thousands)

	Iridium Holdings LLC	Iridium Communications Inc.	Iridium Holdings LLC	Combined Year(1)	Impact of Purchase Accounting Adjustments on 2009 results(1)
	For the Year Ended December 31, 2008	For the Three Months Ended December 31, 2009	For the Period January 1, 2009 to September 29, 2009	For the Year Ended December 31, 2009
Revenue:
Services:
Government	$67,759	$19,159	$56,039	$75,198	$—
Commercial	133,247	39,537	120,706	160,243	(1,675)
Subscriber equipment	119,938	17,293	66,206	83,499	—

Total revenue	320,944	75,989	242,951	318,940	(1,675)

Operating expenses:
Cost of subscriber equipment sales	67,570	18,657	33,265	51,922	8,899
Cost of services (exclusive of depreciation and amortization)	69,882	18,965	58,978	77,943	(1,020)
Research and development	32,774	5,974	17,432	23,406	—
Depreciation and amortization	12,535	21,513	10,850	32,363	17,758
Selling, general and administrative	55,105	16,307	44,505	60,812	—
Transaction costs	7,959	—	12,478	12,478	—

Total operating expenses	245,825	81,416	177,508	258,924	25,637

Operating profit	75,119	(5,427)	65,443	60,016	(27,312)

Other (expense) income:
Interest expense, net of capitalized interest	(21,094)	(351)	(12,829)	(13,180)	(78)
Interest income and other income (expense), net	(146)	324	670	994	—

Total other income (expense)	(21,240)	(27)	(12,159)	(12,186)	(78)

Earnings before provision (benefit) for taxes	53,879	(5,454)	53,284	47,830	(27,390)
Income tax provision (benefit)	—	(705)	—	(705)	(10,437)

Net income	$53,879	$(4,749)	$53,284	$48,535	$(16,953)

Operational EBITDA	$111,103	$30,211	$103,718	$133,929	$—

(1)	The combined presentation is a simple mathematical addition of the pre-Acquisition results of operations of Iridium Holdings LLC for the period from January 1, 2009 to September, 29 2009 and the post-Acquisition results of operations of Iridium Communications Inc. for the three months ended December 31, 2009. Iridium Communications Inc. had no material operating activities from the date of formation of GHL Acquisition Corp. until the Acquisition. There are no other adjustments made in the combined presentation.
(2)	As a result of the impact of the purchase accounting adjustments in connection with the GHQ transaction, the carrying value of inventory, property and equipment, intangible assets and accruals, increased by approximately $19.8 million, $332.5 million, $91.9 million and $9.6 million, respectively, compared to Iridium Holdings LLC’s balance sheet as of September 29, 2009. Similarly, deferred revenue decreased by $7.4 million. As a result of the purchase accounting adjustments our cost of subscriber equipment sales increased as compared to those costs and expenses of Iridium Holdings LLC in prior periods and the decrease in the carrying value of deferred revenue also resulted in a decrease in revenue. In addition, the increase in accruals resulted in a reduction in cost of services (exclusive of depreciation and amortization). The increase in property and equipment and intangible assets resulted in an increase to depreciation and amortization expense. These impacts of the purchase accounting adjustments will continue during 2010 and future periods.

Iridium Communications Inc. and Iridium Holdings LLC

Summary Highlights

	Iridium Holdings LLC	Iridium Communications Inc.		Iridium Holdings LLC	Combined Year
(In thousands, except for subscriber data)	For the Three Months Ended December 31, 2008	For the Three Months Ended December 31, 2009	% Change	For the Year Ended December 31, 2008	For the Year Ended December 31, 2009	% Change
Subscribers (at end of period(1))				320,000	369,000	15.3%

Revenue
Commercial revenue
Voice and M2M data service revenue
Voice	$31,765	$35,074	10.4%	$121,183	$143,133	18.1%
M2M data	3,686	4,309	16.9%	11,288	16,462	45.8%

Total voice and M2M data service revenue	35,451	39,383	11.1%	132,471	159,595	20.5%
Other revenue	255	154	-39.6%	776	648	-16.5%

Total commercial revenue	35,706	39,537	10.7%	133,247	160,243	20.3%

Government revenue
Voice and M2M data service revenue
Voice	13,033	13,383	2.7%	52,172	52,956	1.5%
M2M data	105	258	145.7%	277	770	178.0%

Total voice and M2M data service revenue	13,138	13,641	3.8%	52,449	53,726	2.4%
Other revenue	5,795	5,518	-4.8%	15,310	21,472	40.2%

Total government revenue	18,933	19,159	1.2%	67,759	75,198	11.0%

Equipment	22,114	17,293	-21.8%	119,938	83,499	-30.4%

Total revenue	76,753	75,989	-1.0%	320,944	318,940	-0.6%

(1)	Of the 369,000 subscribers at December 31, 2009 and 320,000 subscribers at December 31, 2008, respectively, 7.2% and 3.8% maintained a suspended account.

Iridium Communications Inc. and Iridium Holdings LLC

Supplemental Reconciliation of Operational EBITDA

(In thousands)

			Iridium Holdings LLC	Iridium Communications Inc.
			Three Months Ended December 31, 2008	Three Months Ended December 31, 2009
Net (loss) income			$1,544	$(4,749)
Interest expense			6,769	351
Interest income			(329)	(298)
Income taxes			—	(705)
Depreciation and amortization			3,576	21,513
Iridium Next expenses, net			7,848	4,109
Share-based compensation			764	436
Transaction expenses			5,583	—
Purchase accounting adjustments			—	9,554

Operational EBITDA			$25,755	$30,211

	Iridium Holdings LLC	Iridium Communications Inc.	Iridium Holdings LLC	Combined Year
	For the Year Ended December 31, 2008	Three Months Ended December 31, 2009	For the Period January 1, 2009 to September 29, 2009	For the Year Ended December 31, 2009
Net income	$53,879	$(4,749)	$53,284	$48,535
Interest expense	21,094	351	12,829	13,180
Interest income	(1,345)	(298)	(287)	(585)
Income taxes	—	(705)	—	(705)
Depreciation and amortization	12,535	21,513	10,850	32,363
Iridium Next expenses, net	14,113	4,109	9,159	13,268
Stock-based compensation	2,868	436	5,405	5,841
Transaction expenses	7,959	—	12,478	12,478
Purchase accounting adjustments	—	9,554	—	9,554

Operational EBITDA	$111,103	$30,211	$103,718	$133,929

Iridium Communications Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

	For the Year Ended December 31,
	2008	2009
Revenue:
Services:
Government	$—	$19,159
Commercial	—	39,537
Subscriber equipment	—	17,293

Total revenue	—	75,989

Operating expenses:
Cost of subscriber equipment sales	—	18,657

Cost of services (exclusive of depreciation and amortization)	—	18,965
Research and development	—	5,974
Depreciation and amortization	—	21,513
Selling, general and administrative	490	17,029
Transaction costs	2,102	6,163

Total operating expenses	2,592	88,301

Operating loss	(2,592)	(12,312)

Other (expense) income:
Change in fair value of warrants	—	(34,117)
Interest expense	—	(355)
Interest income and other income (expense), net	5,604	1,303

Total other (expense) income	5,604	(33,169)

Earnings (loss) before provision (benefit) for taxes	3,012	(45,481)
Income tax provision (benefit)	1,356	(1,321)

Net income (loss)	$1,656	$(44,160)

Weighted average shares outstanding - basic and diluted	43,268	53,964
Earnings per share - basic and diluted	$0.04	$(0.82)

Iridium Communications Inc.

Consolidated Balance Sheet

(In thousands, except per share and per data)

December 31, 2009
Assets
Current Assets:
Cash and cash equivalents	$147,178
Accounts receivable, net of allowance for doubtful accounts of $1,462	41,189
Inventory	25,656
Deferred tax assets	2,600
Prepaid expenses and other current assets	4,433

Total current assets	221,056

Property and equipment, net	386,737
Restricted cash	15,520
Intangible assets, net	88,953
Other assets	1,127
Goodwill	95,439

Total assets	$808,832

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$7,865
Accrued expenses and other current liabilities	30,893
Accrued compensation and employee benefits	6,489
Deferred revenue	20,027
Deferred acquisition consideration	4,636

Total current liabilities	69,910

Accrued satellite operations and maintenance expense, net of current portion	15,300
Deferred tax liabilities	94,999
Other long-term liabilities	923

Total liabilities	181,132

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.0001 par value, 2,000,000 shares authorized and none issued or outstanding	—
Common stock, $0.001 par value 300,000,000 shares authorized and 70,247,701 issued and outstanding	70
Additional paid-in capital	670,116
Retained (deficit) earnings	(42,508)
Accumulated other comprehensive income	22

Total stockholders’ equity	627,700

Total liabilities and stockholders’ equity	$808,832